UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 5, 2008

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-14895	93-0797222
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

One S.W. Columbia, Suite 1105

Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure.

On June 10, 2008, AVI BioPharma, Inc. (the “Company”) announced it has implemented a reduction in force, which was effected June 5, 2008, and as a result the Company’s staff was reduced by approximately 16 percent. The Company currently estimates the total costs associated with the reduction in force to be comprised of severance costs and equal to approximately $100,000. The Company believes that the reduction in force will save an estimated $0.88 million in 2008 and, combined with selective re-hiring, an additional $1.6 million in 2009.

On that same date, the Company announced it has decided to discontinue its clinical trial to assess the safety and efficacy of AVI–5126 in reducing clinically–significant graft failure in coronary artery by–pass grafting (“CABG”).

A copy of the press release announcing the foregoing developments is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

At the investor call held on June 11, the Company stated that, as a result of the actions described above, the Company’s 2008 net burn rate is expected to be approximately $12 to $16 million rather than the previously provided guidance of 2008 net burn rate of $16 to $19 million.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits

The following exhibits are filed herewith:

99.1                           Press Release dated June 10, 2008.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 12, 2008.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer (Principal Operating Officer)

Exhibit Index

Exhibit	Description

Exhibit 99.1	Press Release dated June 10, 2008.